PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-36490
(To Prospectus dated February 17, 2006)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts

Utilities HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Utilities HOLDERS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
American Electric Power Company, Inc.	AEP	14	NYSE
Centerpoint Energy, Inc.	CNP	13	NYSE
Consolidated Edison, Inc.	ED	9	NYSE
Dominion Resources, Inc.	D	11	NYSE
Duke Energy Corporation(1)	DUK	30	NYSE
Dynegy, Inc.(2)	DYN	12	NYSE
Edison International	EIX	15	NYSE
El Paso Corporation	EP	10	NYSE
Entergy Corporation	ETR	10	NYSE
Exelon Corporation	EXC	30	NYSE
FirstEnergy Corporation	FE	10	NYSE
FPL Group, Inc.	FPL	16	NYSE
PG&E Corporation	PCG	17	NYSE
Progress Energy, Inc.	PGN	7	NYSE
Public Service Enterprise Group Incorporated	PEG	10	NYSE
Reliant Energy, Inc.	RRI	10.251839	NYSE
The Southern Company	SO	29	NYSE
Texas Utilities Company	TXU	24	NYSE
The Williams Companies, Inc.	WMB	20	NYSE

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(1)            As a result of the spin-off of Spectra Energy Corp. (NYSE ticker “SE”) from Duke Energy Corporation Holding Company (NYSE ticker “DUK”), a component of the Utilities HOLDRS Trust, Spectra Energy Corp. will not be added as an underlying security of the Trust. A distribution will be made by The Bank of New York, if Spectra Energy Corp. has a different Standard & Poor’s GICS sector classification than any of the underlying securities represented in the Utilities HOLDRS Trust. For the 30 shares of Duke Energy Corporation Holding Company per 100 share round lot of Utilities HOLDRS, The Bank of New York will receive 15 shares of Spectra Energy Corp. and will distribute 0.15 shares of Spectra Energy Corp. per depositary share of Utilities HOLDRS. Creations and cancellations from January 5, 2007 through January 16, 2007 required 15 shares of Spectra Energy Corp. per 100 share round-lot of Utilities HOLDRS.

(2)           Effective April 2, 2007, Dynegy, Inc. (NYSE ticker “DYN”), an underlying constituent of Utilities HOLDRS Trust, changed its CUSIP to 26817G102.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2007.